OPTION AGREEMENT

                                    BETWEEN

                             LA TEKO RESOURCES LTD.

                            LA TEKO RESOURCES, INC.

                           SILVERADO GOLD MINES LTD.

                                      AND

                           SILVERADO GOLD MINES INC.

                                  DATED AS OF

                               DECEMBER 19, 1997

SCHEDULES

     SCHEDULE "A"    LIST OF CLAIMS
     SCHEDULE "B"    COPIES OF UNDERLYING AGREEMENTS AND PERMITTED
                     ENCUMBRANCES
     SCHEDULE "C"    FEASIBILITY AND PERMITTING PLAN
     SCHEDULE "D"    LIST OF PERMITS
     SCHEDULE "E"    COPY OF RECLAMATION PLAN

EXHIBITS:

      EXHIBIT "A"    ESCROW AGREEMENT

                                OPTION AGREEMENT

THIS AGREEMENT is made as of the 19th day of December, 1997

BETWEEN:

LA TEKO RESOURCES LTD., a corporation incorporated under the laws of British Columbia, Canada (hereinafter called "La Teko")
                                        OF THE FIRST PART
AND

LA TEKO RESOURCES, INC., a corporation incorporated under the laws of Nevada, U.S.A.(hereinafter called "La Teko Inc.", and collectively with La Teko called the "Vendors")
                                        OF THE SECOND PART
AND

SILVERADO GOLD MINES LTD., a company incorporated under the laws of British Columbia, Canada (hereinafter called "Silverado")
                                        OF THE THIRD PART
AND

SILVERADO GOLD MINES INC., a corporation incorporated under the laws of Alaska, U.S.A.(hereinafter called "Silverado Inc." and collectively with Silverado called the "Purchasers")

                                        OF THE FOURTH PART

WHEREAS:

     A. La Teko Inc. is the owner of and has the exclusive right to deal with and dispose of, free of any and all agreements, liens, charges and encumbrances, except as expressly stipulated herein, approximately 79 mineral claims, located on the southeast flank of Ester Dome, approximately eight miles west of Fairbanks in the State of Alaska, as more particularly described in Schedule "A" attached hereto;

     B. La Teko Inc. wishes to grant to Silverado Inc. an option to acquire all of its right, title and interest in and certain rights to prospect, explore and evaluate the Mining Property subject to the terms and conditions hereinafter provided;

     C. La Teko and Silverado entered into a Letter of Intent dated July 10, 1997 for the purpose of granting Silverado an option in respect of the Mining Property and the parties now wish to enter into a more formal and comprehensive Option and Purchase Agreement;

     D. La Teko Inc. is a wholly owned subsidiary of La Teko and Silverado Inc. is a wholly owned subsidiary of Silverado.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the recitals and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION

     1.1 In this Agreement, unless there is something in the subject matter or context inconsistent therewith;

     (a) "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

     (b) "Agreement", "herein", "hereby", "hereof', "hereunder", and similar expressions mean or refer to this Agreement or instrument supplementary or ancillary hereto; and the expressions "Article", "paragraph" or "subparagraph" followed by a number mean and refer to the specified Article, paragraph or subparagraph of this Agreement;

     (c) "Costs" means all costs incurred and monies expended by Tri-Con Mining Inc. and Tri-Con Mining Alaska Inc. and Tri-Con Mining Ltd. for or on behalf of, or by, Silverado or Silverado Inc., as the case may be, in doing Work, which shall include, but not be limited to, all costs incurred and monies expended in doing geophysical, geochemical, land or geological examinations and surveys in searching for, digging, trenching, sampling, assaying, testing, working, developing, mining or extracting Ore, minerals and metals; in doing diamond and other drilling; in erecting and installing mining plant, ancillary facilities, buildings, machinery, tools, appliances or equipment; in construction of access roads or facilities on the Mining Property and the milling plant and ancillary facilities located off the Mining Property for use in relation to the Mining Property; in transporting Ore, minerals, metals, personnel, supplies, mining or milling plant, buildings, machinery, tools, appliances or equipment in, to or from the Mining Property; in paying wages and salaries (including "fringe benefits") of contractors, subcontractors and other personnel engaged in performing such Work; in paying assessments or contributions under the worker's compensation, the unemployment insurance, statutory pension or other similar legislation or ordinances relating to such personnel; in supplying food, lodging and other reasonable needs for such personnel; in obtaining independent legal services directly relating to Work to be performed hereunder; in keeping the Mining Property in good standing under applicable legislation and regulations; all reasonable costs of improving, protecting or perfecting title to the Mining Property; in preparing engineering or, geological, studies and/or reports for the Mining Property and Work related thereto; in connection with any applications and necessary studies for the obtaining of permits, licenses, and other regulatory approvals, including without limitation, the preparation for and attendance at hearings and other meetings relating to the Mining Property; in preparing a mining feasibility study and/or any reports supplementary thereto; plus 10% of the foregoing for general overhead and administrative costs, except that:

     (i) during the period of two years calculated from the date hereof "Costs" shall not include costs incurred or money expended in mining, extracting or transporting Ore, minerals or metals, and

     (ii) in the case of Work done by Tri-Con Mining Inc., Tri-Con Mining Alaska Inc. and Tri-Con Mining Ltd., Costs shall be calculated as actual costs incurred and monies expended by such companies (which costs will to the extent reasonably practicable be incurred at competitive industry standards) plus 10% of such aggregate amount, which shall be added to compensate such companies for general overhead and administrative costs, plus an 8% markup on the amount of such Costs, notwithstanding the actual amount of charges or markup that may be agreed to between such companies and Silverado; and (iii) Costs incurred by Silverado and Silverado Inc. will not be subject to and increased by 10% for general overhead and administrative costs;

     (d)  "Escrow Agent" means Davis & Company, barristers and solicitors, or
such other party as may be mutually agreed to by the Parties;    (e)  "Escrow
Agreement" means the agreement between Silverado, La Teko and the Escrow Agent referred to in paragraph 2.12;

     (f) "Feasibility and Permitting Plan " means the plan pursuant to which Work on the Mining Property is to be performed by Silverado and Silverado Inc., a copy of which is attached as Schedule "C";

     (g) "Interest" means any right, title or interest of the Parties in and to the Mining Property;

     (h) "Letter of Intent" means the letter agreement dated July 10, 1997 between Silverado and La Teko and the attachment thereto referred to in Recital C;

     (i) "Mining Property" means the mineral claims referred to in the first recital to this Agreement which are more particularly described in Schedule "A" which is attached hereto and shall include any lease granted pursuant to the provisions of any applicable legislation or regulations in respect thereof;

     (j) "Ore" means all materials containing a mineral or minerals of commercial economic value extracted or derived from the Mining Property;

     (k) "Party" or "Parties" means the initial parties to this Agreement and their respective successors and permitted assigns which become parties to this Agreement;

     (1) "Permits" means all of the permits described in Schedule "D" attached hereto and any other permits, rights and licenses held or acquired by La Teko or La Teko Inc. or Ryan Lode Mines, Inc. relating to the Mining Property or any of their activities thereon;

      (m) "Permitted Encumbrances" means the encumbrances referred to in paragraph 2.1;

     (n) "Product" means all Ore and concentrates or other products derived from the Mining Property;

     (o) "Purchase Price" means the sum of $12,000,000.00 and 1,000,000 common shares in the capital of Silverado payable by Silverado to La Teko hereunder;

     (p) "Reclamation Plan" means the plan titled "Reclamation Plan Ryan Lode Mine Site July 1997 as submitted to the United States Bureau of Land Management, Northern District", a copy of which is attached as Schedule "E";

     (q) "Silverado Option" means the right and option granted to Silverado and Silverado Inc. pursuant to the provisions of paragraph 2.1;

     (r) "Underlying Agreements" means those certain mining and property agreements, copies of which are attached as Schedule "B" hereto; and

     (s) " Work" means prospecting, exploration, assessment, evaluation, development or other mining work, environmental monitoring and reclamation work and permitting performed on or in relation to the Mining Property or any portion thereof, but does not during the period of two years calculated from the date hereof include mining work other than prospecting, exploration, assessment, evaluation or development work.

     1.2 Words importing the singular number shall mean and include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders.

     1.3  Any Schedule annexed hereto shall form part of this Agreement.

     1.4 Any statement of or reference to dollar amounts in this Agreement shall mean coin or currency of the United States of America.

     1.5 The division of this Agreement into Articles and paragraphs, the provision of any index hereto and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.

                                   ARTICLE 2
                                SILVERADO OPTION


     2.1 In consideration of the payment and delivery by Silverado to La Teko, concurrently with the execution and delivery of this Agreement, of 1,000,000 common shares in the capital of Silverado, which shares will be subject to restrictions in resale only for a period of 40 days under Regulation S to the Securities Act of 1933, La Teko Inc. hereby grants the Purchasers and each of them the sole and exclusive right and option to acquire one hundred percent (100%) of all right, title and interest in and to the Mining Property and the Permits, free and clear of all encumbrances except this Agreement and except for any encumbrances referred to in Schedule "B" (the "Permitted Encumbrances"), provided that Silverado and Silverado Inc. fulfil all of their respective conditions and obligations contained in paragraphs 2.3, 2.4, 2.5, 2.7 and 2.10.

     2.2  Intentionally deleted.

     2.3 Silverado shall on January 30, 1998 pay to La Teko $200,000, and shall on February 27,1998 pay to La Teko $450,000, and hereby commits to spend not less than $1,000,000 on Work from the date hereof to December 1, 1998. Silverado shall, within 30 days of the end of each three month period commencing on June 1, 1998, provide to La Teko a written report summarizing in general terms the Work and the Costs incurred thereon during such three month period. If Silverado has not spent the required $1,000,000 on such Work by November 30, 1998 Silverado shall have the right, within 60 days following the delivery of the report relating to the period ending on November 30, 1998, to pay to La Teko or expend on the Mining Property, as provided in paragraph 2.13, an amount equal to the shortfall between the required $1,000,000 and the amount actually spent by Silverado on such Work by November 30, 1998, and the Silverado Option will remain in good standing, subject to the payment being made by Silverado to La Teko as referred to in paragraph 2.4.

     2.4 Silverado shall on December 1, 1998 pay to La Teko $300,000, and commit to spend not less than an additional $1,000,000 on Work by December 1, 1999 to keep the Silverado Option in good standing. Silverado shall, within 30 days of the end of each three month period commencing on December 1, 1998, provide to La Teko a written report summarizing in general terms the Work and the Costs incurred thereon during such three month period. If Silverado has not spent the required $1,000,000 on such Work by November 3O, 1999 Silverado shall have the right, within 60 days following the delivery of the report relating to the period ending on November 30, 1999, to pay to La Teko or expend on the Mining Property, as provided in paragraph 2.13, an amount equal to the shortfall between the required $1,000,000 and the amount actually spent by Silverado on such Work by November 3O, 1999, and the Silverado Option will remain in good standing subject to the payment being made by Silverado to La Teko as referred to in paragraph 2.5.

     2.5 Silverado shall on or before December 1, 1999 pay to La Teko $400,000 and, unless Silverado has by December 1, 1999 already made the payment to La Teko referred to in paragraph 2.10(a), commit to spend not less than an additional $1,000,000 on Work by December 1, 2000 to keep the Silverado Option in good standing. Silverado shall, within 30 days of the end of each three month period commencing on December 1, 1999, provide to La Teko a written report summarizing in general terms the Work and the Costs incurred thereon during such three month period. If Silverado has not spent the required $1,00O,000 on such Work by November 30, 2000 and has not made the payment to La Teko referred to in paragraph 2.10(a), Silverado shall have the right, within 60 days following the delivery of the report relating to the period ending on November 30, 2000, to pay to La Teko or expend on the Mining Property, as provided in paragraph 2.13, an amount equal to the shortfall between the required $1,000,000 and the amount actually spent by Silverado on such Work by November 30, 2000, and the Silverado Option will remain in good standing subject to the payment being made by Silverado to La Teko as referred to in paragraph 2.7.

     2.6 The Reclamation Plan sets forth a program for reclamation, remediation and monitoring activities in respect of the Mining Property. Silverado will, in conjunction with and as a part of the Work referred to in paragraphs 2.3 and 2.4, continue the reclamation, remediation and monitoring activities during such periods substantially in accordance with the Reclamation Plan, as may be amended or subsequently negotiated between Silverado and the regulatory bodies having jurisdiction over the matters in the Reclamation Plan, recognizing that the Reclamation Plan will be modified to take into account the Work to be undertaken under the Feasibility and Permitting Plan and having regard to the necessity of Silverado completing the Work in the manner and on the schedule as outlined in the Feasibility and Permitting Plan attached hereto as Schedule "C".

     2.7 Silverado shall on or before December l, 2000 pay to La Teko $700,000, and shall on or before December 1, 2000, provided all requisite permits for construction have been issued to Silverado (or if such permits have not been issued, then promptly after the issuance to Silverado of such permits), have commenced to construct the milling facilities reasonably necessary to place the Mining Property into commercial production.

     2.8 The Costs of Work to be spent by Silverado referred to in paragraphs 2.3, 2.4 and 2.5 shall be calculated on a cumulative basis, and any Costs incurred in any particular period in excess of those required for that particular time period may be carried forward and applied towards the required Costs for the next succeeding time periods.

     2.9 Silverado may in its sole discretion at any time elect by notice in writing to La Teko to terminate the Silverado Option granted hereunder. If Silverado gives such notice to La Teko, Silverado will not have any obligation thereafter to incur further Costs or to pay the Purchase Price hereunder, and upon such election the Silverado Option will immediately terminate and neither of the Purchasers will have any further Interest in the Mining Property, provided however that notwithstanding such termination' Silverado will thereafter remain liable for and will and does hereby indemnify La Teko for all costs required for remediation and reclamation arising from Work of Silverado or Silverado Inc. on the Mining Property during the period from July 17, 1997 to the date that Silverado elects to terminate the Silverado Option. If Silverado elects to terminate the Silverado Option, it shall as a condition of such termination:

     (a) make any payments that will be due and payable to third parties in respect of the Mining Property within the 60 day period following the date of the notice by Silverado to La Teko terminating the Silverado Option; and

     (b) deliver up to La Teko all maps, drill logs, assay results and other factual data compiled by the Purchasers or either of them relating to the Mining Property.

The obligations of Silverado under paragraphs 4.2(c) and 4.2(e) shall survive the termination of the Silverado Option as provided in this paragraph 2.9.

     2.10 As consideration for the purchase by the Purchasers, or either of them, of all the Interest of the Vendors in the Mining Property, Silverado shall pay the Purchase Price to La Teko. One million shares in the capital of Silverado, as referred to in paragraph 2.1, are being delivered to La Teko herewith, $1,900,000.00 of the Purchase Price shall be payable in accordance with paragraphs 2.3 (as to $500,000.00) 2.4, 2.5 and 2.7, and the balance of the Purchase Price shall be payable to La Teko as follows:

     (a)  $3,000,000.00 will be payable upon the earlier of:

          (i) completion of construction of the milling facility and a maximum 30 day mill tune-up period, as described in paragraph 2.11; and

          (ii) 30 days after the commencement of commercial production of Ore from the Mining Property by any method; and

     (b) the balance of the Purchase Price, after credit has been given to Silverado for prior payments on account of the Purchase Price as referred to in paragraph 2.11, and after credit has been given for the payments by Silverado to La Teko as described in paragraphs 2.3, 2.4, 2.5 and 2.7, shall be paid six months after the date upon which payment is required under paragraph 2.10 (a).

For the purpose of subparagraph 2.10 (a)(ii), "commencement of commercial production of Ore" means the first day of the month in which Ore from the Mining Property has been milled or shipped for 30 consecutive days at a rate, averaged over such 30 day period, of not less than 60% of the average daily rate for the projected capacity of the mill to be constructed for processing Ore from the Mining Property, or the first day of the first month following 60 days after the date on which Ore from the Mining Property is first milled or shipped, whichever shall first occur. The milling or shipping of bulk samples for testing purposes shall not be considered for the purpose of establishing the date of commencement of commercial production of Ore. Any revenues, payments or proceeds from the sale of Products or Ore from the Mining Property up to a maximum of $3,000,000.00 prior to Silverado making the payments referred to in paragraph 2.10(a) shall be paid to La Teko and will be credited against the payment referred to in paragraph 2.10(a).

     2.11 If Silverado has made the payment referred to in paragraph 2.7 and has commenced to construct facilities as described therein, Silverado shall continue diligently with such mill construction, the intent of the Parties being that the construction shall have been completed not later than June 1, 2002. If the mill construction and tune-up is not completed and the Mining Property not placed into commercial production with a mill for processing Ore operating and tuned up by June 1, 2002, Silverado shall have the right to extend the period of construction for one year provided that it pays to La Teko $500,000 prior to June 1, 2002 (the "Extension Payment"). 75% of the Extension Payment will be credited against the Purchase Price referred to in paragraph 2.10. If the mill construction is not completed during the one year period to which the above Extension Payment relates, Silverado will have the right to extend the period for completion of mill construction for an additional period of one year, and up to a further three successive periods of one year thereafter, for a total of up to five successive one year extension periods, by paying further Extension Payments of $500,000 for each year, with 75% of such Extension Payments to be applied to the Purchase Price referred to in paragraph 2.10.

     2.12 Upon execution of this Agreement La Teko shall lodge with the Escrow Agent such deeds, title documents and other evidences as may be reasonably requested by Silverado relating to the Mining Property together with any required endorsements, bills of sale, assignments and transfers of the mineral claims comprising the Mining Property to record Silverado Inc. as the registered, recorded, legal and beneficial owner of the Mining Property and the Permits, or in the case of mining claims in-which La Teko Inc. holds a leasehold interest, the registered, recorded and beneficial holder of such leasehold interest, (collectively the "Escrow Documents"), in accordance with the terms of the Escrow Agreement in the form attached hereto as Exhibit "A". La Teko shall also, upon execution of this Agreement, to the extent requested by Silverado, transfer to Silverado Inc. the Permits and any bonding or other sureties held or obtained by La Teko or La Teko Inc. or Ryan Lode Mines, Inc. in relation to the Work. La Teko shall, from time to time, as and when requested by Silverado, execute and deliver or cause to be executed and delivered all other documents, instruments and transfers which are, in the opinion of Silverado, reasonably necessary or advisable to effect legal transfer of the Mining Property to Silverado Inc., and any such documents shall be included in the Escrow Documents and shall be subject to the terms of this Agreement and the Escrow Agreement. Silverado shall have the right, upon making the payment referred to in paragraph 2.4, to obtain the release of the Escrow Documents. Upon the release from escrow of the Escrow Documents to Silverado in accordance with the terms of the Escrow Agreement a 100% undivided Interest in and to the Mining Property shall vest in Silverado Inc. free and clear of all liens, charges and encumbrances, subject only to the terms and conditions of this Agreement.

     2.13 Subject to prior termination pursuant to the provisions of this Agreement, Silverado shall, not later than 30 days after December 1, 1998 and December 1, 1999, deliver to La Teko a written notice signed by an officer of Silverado either confirming that Silverado has incurred the required minimum cumulative Costs as provided herein or indicating that Silverado has not incurred such minimum cumulative Costs, and attaching thereto a report summarizing all Work done on the Mining Property. In addition, Silverado shall within 60 days after December 1, 1998 and December 1, 1999 deliver to La Teko a written statement in reasonable detail prepared by the independent accountants acting for Silverado setting out the particulars of such Costs. If the statement indicates that Silverado has incurred the required minimum cumulative Costs and if La Teko disputes the amount of expenditures on such statement, then either Silverado will agree with La Teko's calculations or La Teko and Silverado will agree with some revised calculations. In either case, Silverado will, within 60 days of agreeing to or settling the calculations, either pay the amount of the deficiency to La Teko or expend the amount of the deficiency on further Work on the Mining Property. If the dispute as to the calculation is not resolved between La Teko and Silverado, then La Teko may refer the matter to arbitration before a single arbitrator pursuant to the provisions of the Commercial Arbitration Act (British Columbia). The decision of the arbitrator shall be final and binding on the Parties hereto. If the arbitrator determines that there is a shortfall in costs incurred as set forth in the statement referred to above, then Silverado shall pay the amount of the deficiency to La Teko within 30 days of the determination, and provided such payment is made, this Agreement shall remain in full force and effect.

                                   ARTICLE 3
                           RIGHT TO ENTER AND DO WORK

     3.1 Subject to the provisions of this Agreement, the Purchasers, their respective servants, agents, independent contractors, successors and assigns shall prior to the payment of the Purchase Price have the sole and exclusive right:

     (a)  to enter in, under or upon the Mining Property;

     (b)  to have exclusive and quiet possession of the Mining Property;

     (c) to carry out such Work as the Purchasers, in their sole discretion, consider advisable including bringing or erecting upon the Mining Property machinery, equipment and ancillary facilities including, without limiting the generality of the foregoing, housing, utility services, roads, conveyors, plants, buildings, and disposal areas or systems; and

     (d) to prepare Ore for delivery and remove Ore, minerals or metals from the Mining Property in reasonable quantities for the purpose of obtaining assays or making other tests and for Ore processing from the Mining Property; provided however that the Purchasers shall not, prior to payment in full of the Purchase Price, process Ore on the Mining Property or conduct heap leach operations or dispose of tailings on the Mining Property.

     3.2 The Purchasers shall have the right, in their sole discretion and at their own expense, to do such acts and things as are reasonably necessary to protect and improve any right, title or interest in and to the Mining Property, which right shall include, without limitation, the right to obtain mineral leases or mining licenses for the Mining Property or any part thereof in accordance with the provisions of the applicable legislation and regulations, in which event such leases and licenses shall forthwith constitute part of the Mining Property and be subject to the terms and conditions of this Agreement. Silverado shall, during the term of this Agreement, maintain the Mining Property and the claims included therein and pay such royalty payments, assessments, rentals and taxes as are necessary to keep the Mining Property and the interests of the parties thereto in good standing.

     3.3 During the period subsequent to December 1, 2000 and prior to the payment in full of the Purchase Price, Silverado shall provide to La Teko, within 30 days of the end of each three month period commencing on December 1, 2000, a report summarizing the expenditures incurred on the Mining Property during such three month period. At the end of each year, calculated from December 1, 2000, the report from Silverado will include a technical report by Silverado outlining the progress of Work during the year, which report need not include supporting data or documentation.

                                   ARTICLE 4
                         REPRESENTATIONS AND COVENANTS

     4.1  The Vendors hereby jointly and severally represent and warrant that:

     (a) each of La Teko and La Teko Inc. is a corporation duly incorporated and in good standing in its jurisdiction of incorporation, and La Teko Inc. is qualified to do business in the jurisdiction wherein the Mining Property is located;

     (b) each of La Teko and La Teko Inc. has the right to enter into this Agreement, and all corporate and/or other actions required to authorize it to enter into and perform this Agreement have been properly taken;

     (c) La Teko Inc. is the registered, recorded, legal and beneficial and recorded owner of all of the mineral claims and permits comprising the Mining Property free and clear of all encumbrances save and except for the Bartholomae Property and save and except for the other Permitted Encumbrances. The Bartholomae Property is owned by Sara Bartholomae as the registered and recorded owner thereof, and is subject only to the leases or other agreements (the "Bartholomae Agreements") referred to in Schedule "B", copies of which have been initialed for identification by La Teko and delivered to Silverado, and La Teko Inc. is the registered, recorded and beneficial holder of such leasehold interest. All of the Bartholomae Agreements are in good standing and all payments thereunder to date have been made in accordance with the terms thereof.

     (d) the Mining Property comprises all of the mineral claims and permits and mining interests owned by either of La Teko or La Teko Inc. and which are described as the Ryan Lode property in the 1996 Annual Report of La Teko;

     (e) there is no adverse claim or challenge against or to the ownership of or title to the Mining Property, nor to the knowledge of La Teko or La Teko Inc. is there any basis therefor, and there are no outstanding agreements or options between the Vendors or either of them and any third party whatsoever with respect to the Mining Property or any portion thereof other than as specifically described herein;

     (f) no person, firm or corporation has any proprietary interest in the Mining Property and no person, firm or corporation is entitled to any royalty or other payment in the nature of rent or royalty on any Ore removed from the Mining Property save for those indicated in Schedule B attached hereto;

     (g) to the knowledge of the Vendors, Schedule "E" contains and refers to the required reclamation, remediation and monitoring programs sufficient to fulfill all regulatory reclamation and remediation requirements for the Mining Property as of the date hereof

All representations, warranties and covenants of the Vendors and each of them contained in this Agreement and contained in any certificates or documents submitted, executed or delivered pursuant to or in connection with this Agreement and the transactions herein provided for shall survive the completion of the purchase of the Mining Property by the Purchasers or either of them and shall survive the termination of this Agreement, notwithstanding the completion of the purchase or the termination of this Agreement, and regardless of any investigation by or on behalf of the Purchasers or either of them with respect thereto, shall continue in full force and effect for the benefit of the Purchasers and each of them.

     4.2 The Purchasers hereby jointly and severally covenant and agree during the period of the Silverado Option prior to payment in full of the Purchase
Price:

      (a) to carry out the Work in a prudent and miner-like manner and in accordance with good mining, processing, engineering and environmental practices generally prevailing in the mining industry and in accordance with all applicable laws and regulations and all agreements, permits and licenses relating to the Mining Property;

      (b) to pay and discharge all wages and accounts for materials and services and all other costs and expenses that may be incurred by them in connection with the Work on the Mining Property, and to save the Vendors harmless from and against all liens in respect of such Work which may be filed against the Mining Property, and in the event of any liens being so filed, to proceed forthwith to have the same removed, provided that the foregoing provision shall not prevent the Purchasers from properly contesting in good faith any claims for liens which they consider unjustified;

     (c) to maintain the Mining Property in good standing under applicable legislation and regulations;

     (d) to indemnify and save the Vendors, their respective directors, officers, employees or representatives harmless from all claims and demands, costs (including reasonable attorneys' fees and expenses incurred by them), damages, actions, suits or other proceedings whatsoever arising out of or attributable to the activities of the Purchasers, their respective employees or representatives under this Agreement;

     (e) to maintain and keep in force and, upon request by La Teko, provide reasonable documentary verification of the following insurance in respect of their activities on the Mining Property, which shall protect the interests of the Vendors within the limits of such insurance:

               (i) Comprehensive General Liability Insurance - covering liability for bodily injury and property damage arising from operations and activities under this Agreement. This insurance shall include coverage for the contingent liability with respect to the operations and activities of contractors and subcontractors (or coverage will be provided independently by such contractors and subcontractors), the contingent employer's liability of the Purchasers and the liability assumed by the Purchasers under this Agreement. The limits of such insurance shall be not less than $1,000,000 inclusive for any one occurrence, with aggregate coverage of not less than $2,000,000.

               (ii) Workers' Compensation Insurance - covering all employees engaged in the Work under this Agreement to the extent required by the laws of the State of Alaska or any other governmental authority having jurisdiction over the Purchasers' operations under this Agreement;

     (f) to permit La Teko, its employees or duly authorized representatives, or guests of La Teko if accompanied by a duly authorized representative of La Teko, on reasonable notice to Silverado, access to the Mining Property in order to examine any Work carried out by or on behalf of Silverado, provided, however, that neither La Teko nor its duly authorized representatives and guests shall interfere with or obstruct the operations of the Purchasers, their respective employees, agents, contractors or subcontractors on the Mining Property, and provided further that La Teko and its duly authorized representatives and guests shall enter upon the Mining Property at their own risk and expense, and La Teko hereby agrees to indemnify and save the Purchasers and their respective directors, officers, employees, representatives, contractors and subcontractors harmless from all claims and demands, costs (including reasonable attorneys' fees and expenses incurred by the Purchasers), damages, actions, suits or other proceedings whatsoever arising out of or attributable to the activities of La Teko, its employees, duly authorized representatives or guests on the Mining Property;

     (g) to maintain the Mining Property in good standing by the performance of work and recording of same during each assessment year;

     (h) to respond promptly to all reasonable requests by La Teko for information relating to Work on the Mining Property;

     (i) to leave the Mining Property upon termination of this Agreement, unless terminated pursuant to the provisions of paragraph 6.1(d), in a condition that will not require any reclamation work, from work performed by the Purchasers;

     (j) to pay all rentals and royalties necessary to maintain the Underlying Agreements in good standing; and

     (k) to cause any operator performing Work on the Mining Property to assume responsibility for and comply with the requirements of all existing plans and Permits relating to the Work and referred to in Schedule "D".

     4.3 Silverado and Silverado Inc. hereby jointly and severally represent and warrant that:

     (a) each of Silverado and Silverado Inc. is a corporation duly incorporated and in good standing in its jurisdiction of incorporation and Silverado Inc. is qualified to do business in the jurisdiction wherein the Mining Property is located; and

     (b) each of Silverado and Silverado Inc. has the right to enter into this Agreement and all corporate and/or other actions required to authorize it to enter into and perform this Agreement have been properly taken.

All representations, warranties and covenants of the Purchasers and each of them contained in this Agreement and contained in any certificates or documents submitted, executed or delivered pursuant to or in connection with this Agreement and the transactions herein provided for shall survive the completion of the purchase of the Mining Property by the Purchasers or either of them and shall survive the termination of this Agreement, notwithstanding the completion of the purchase or the termination of this Agreement, and regardless of any investigation by or on behalf of the Vendors or either of them with respect thereto, shall continue in full force and effect for the benefit of the Vendors and each of them.

                                   ARTICLE 5
                   RIGHT TO PRESERVE TITLE AND REMOVE ASSETS

     5.1 The Parties agree that they may protect their Interests under this Agreement by registering this Agreement or a short form thereof, the transfers and documents referred to in paragraph 2.12, or any other document or documents which they may consider reasonably advisable in order to protect their rights and interests hereunder against the title to all or part of the Mining Property, provided that Silverado Inc. shall hold title to the Mining Property subject to the terms and conditions of this Agreement. 5.2 At any time, and from time to time, and for a period of one year after the termination of this Agreement if terminated prior to the completion of the purchase by the payment of the Purchase Price, Silverado may, and at La Teko's request within such period after termination, Silverado shall, at its own expense, enter upon and remove from the Mining Property any and all buildings, plant, machinery, tools and equipment or other property of Silverado or Silverado Inc. Any property not so removed within such period after termination shall become the property of La Teko.

     5.3 La Teko shall, on or before January 30, 1998, remove from the Mining Property all of its equipment, tools, machinery and other personal property (except for any maps, drill logs, assay results and other factual technical data compiled by the Vendors or either of them relating to the Mining Property, all of which shall be retained by the Purchasers), and shall leave thereon all buildings, structures and other improvements thereto, including the meteorological station in its current location and attitude, for the sole and absolute benefit of the Purchasers, subject to the terms of this Agreement. All hazardous materials currently located in the laboratory portion of the on-site warehouse structure shall be removed from the Mining Property by Silverado Inc.

                                   ARTICLE 6
                                  TERMINATION

     6 1 Subject to the provisions of paragraphs 2.2, and 2.9 end the last sentence of paragraphs 2.10 and 6.2, this Agreement shall terminate as follows:

     (a) if Silverado both fails to incur the Costs or pay in lieu of incurring Costs on or before the relevant dates as set forth in paragraphs 2.3, 2.4 and 2.5, or fails to make the payments to La Teko on account of the Purchase Price as provided in paragraphs 2.3., 2.4, 2.5, 2.7, or 2.10, and fails to rectify said default within 30 days of receiving notice from La Teko of such default, then upon the date immediately following the expiry of such 30 day period; or

     (b) upon receipt by La Teko of notice from Silverado given prior to the payment in full of the Purchase Price that Silverado is terminating this Agreement;

     (c) if Silverado does not exercise the Silverado Option during the period of the Silverado Option, then at the expiry of the Silverado Option; or

     (d) upon payment of the Purchase Price in full by Silverado to La Teko.

     6.2  Upon any termination hereof by Silverado, except pursuant to paragraph
6.1 (d), Silverado shall at La Teko's request, within thirty (30) days thereafter, release, quit claim and/or transfer to La Teko Inc. for an aggregate consideration of one dollar ($ 1.00), all right, title and interest in and to the Mining Property or the relevant portion thereof, provided that Silverado shall be responsible for and obligated to ensure that the Mining Property remains in good standing in respect of assessment work or credit as of the date of such termination. La Teko shall have the right, at its option, for the period of two years from the date of termination of this Agreement pursuant to paragraphs 6. l(a), (b) or (c), to take possession of any Ore taken by the Purchasers, and stockpiled off of the Mining Property.

     6.3 Except as otherwise herein specifically provided, this is an option agreement only and nothing herein contained and no act done, payment made or amount expended hereunder shall obligate Silverado to do any further or other act, to make any further or other payment or to expend any further amount in doing Work hereunder, and in no event shall this Agreement or any act done, payment made or amount expended in doing Work hereunder be construed as creating an obligation on Silverado to make any other payments, or to perform any other Work hereunder or to proceed with a view to bringing the Mining Property or any part thereof into commercial production.

     6.4  If this Agreement is terminated pursuant to paragraphs 6.1(a), (b) or
(c), Silverado shall deliver up to La Teko all maps, drill logs, assay results and other factual data compiled by the Purchasers or either of them relating to the Mining Property.

                                   ARTICLE 7
                            CONFIDENTIAL INFORMATION

     7.1 The Parties agree to treat this Agreement and all terms and conditions hereof, and all data, reports, records, and other information, coming into the possession of the Parties by virtue hereof as confidential except if disclosure is required by law, by regulation, by any securities commission or stock exchange or in connection with the filing of a prospectus or exchange offering prospectus by any Party or its Affiliates. Such information shall not be otherwise disclosed to any person without the prior consent of the other Parties, which consent shall not be unreasonably withheld.

     7.2 Subject to paragraph 7.1 and during the period of the Silverado Option, each of the Parties may make public announcements or press releases with respect to the existence of this Agreement and with respect to activities on the Mining Property provided however that any such announcements and releases shall be communicated to the other Parties concurrently with their dissemination to the public.

                                   ARTICLE 8
                    TRANSFER OF INTEREST IN MINING PROPERTY

     8.1 In this article, the word "assign" means sell, assign, transfer, sublet, grant an option, make a declaration of trust or otherwise convey an Interest.

     8.2 Any of the Vendors or the Purchasers may assign their rights and interest in this Agreement to a third party with the prior written consent of the other parties, which consent will not be unreasonably withheld or delayed provided that the assignee shall be subject to all the terms of this Agreement.

     8.3 If an assigning Party wishes to assign all, but not less than all, of its Interest to an assignee, the assigning Party shall require that such assignee shall enter into an agreement with the other Parties concurrent with such assignment containing:

     (a) a covenant by such assignee to be bound by this Agreement to the same extent as if this Agreement had been originally executed by the assigning Party and such assignee as joint and several obligors making joint and several covenants; and

     (b) a provision subjecting any further sale, transfer or other disposition of such Interest to the restrictions contained in this Article 8.

     8.4 A Party may assign its Interest to an Affiliate at any time, provided that the Affiliate delivers to the other Parties concurrently with such assignment an agreement containing the covenant and provision described in paragraph 8.3, and that the assigning Party shall continue to remain principally liable to the other Parties for the performance of its obligations under this Agreement.

                                   ARTICLE 9
                                AREA OF INTEREST

     9.1 The Vendors shall not be under any obligation to locate or otherwise acquire any mineral claims or other mining properties adjoining or in the vicinity of the Mining Property, however any right, title or interest in any other mineral claims located or other mining property acquired by the Vendors or either of them or any Affiliate thereof during the term of this Agreement in the area that is located within one mile of the outer boundary of the original mineral claims comprising the Mining Property shall be so located or acquired for the sole benefit of Silverado Inc.

                                   ARTICLE 10
                                    NOTICES

    10.1 All payments, notices, reports or other communications required or permitted by this Agreement shall be deemed to have been properly given and delivered when delivered by hand or sent by telecommunication or registered mail with all postage or delivery charges fully prepaid and addressed to the Parties, respectively, as follows:

     To SILVERADO
     And To SILVERADO INC.:   SILVERADO GOLD MINES LTD.
                              Suite 505, 1111 West Georgia Street
                              Vancouver, British Columbia, V6E 4M3
                              Telecopier Number: (604) 682-3519
                              Attention: President
     To LA TEKO
     And To LA TEKO INC.:     LA TEKO RESOURCES LTD.
                              Suite 500 - 625 Howe Street
                              Vancouver, British Columbia, V6C 2T6
                              Telecopier Number: (604) 688-0835
                              Attention: President

or to the latest known address of the Party concerned, as furnished pursuant to paragraph 10.3.

     10.2 Any payment, notice, report or communication which is mailed shall be deemed to have been received by the addressee on the fifth business day following posting thereof. In all other instances, the date of receipt by addressee shall be the date of actual delivery or receipt of the telecommunication.

     10.3 A Party may change its address or telecopier number for the purpose hereof by giving written notice of such change to the other Parties at the latest address provided in accordance with this Article.


                                   ARTICLE 11
                                  ARBITRATION

     11.1 If any dispute shall arise between the Parties or any of them in respect of any matter relating to this Agreement or with respect to the interpretation of this Agreement, the same shall be submitted to arbitration in accordance with the following provisions.

     11.2 The dispute shall be referred to and finally resolved by arbitration in Vancouver, British Columbia, under the rules of the British Columbia International Commercial Arbitration Centre ("BCIAC'), in accordance with its "Procedure for cases under the BCIAC Rules. " The award of the arbitrator shall be final and binding. The arbitral tribunal shall consist of a sole arbitrator selected by agreement of the Parties, failing such agreement within 20 days after the filing of the request for arbitration the sole arbitrator shall be appointed by the BCIAC from a list of ten persons submitted to the Parties. Each of the Parties shall have the right to delete four persons from such list and the arbitrator shall be one person not deleted from such list. Each person on such list shall have substantial experience and recognized expertise in the fields of the matters in dispute. The Parties hereby stipulate that the arbitrator's fee shall be a reasonably hourly rate agreed to by the Parties, multiplied by the total time of the arbitrator spent concerning the arbitration. The arbitrator shall be entitled to receive payment for reasonable disbursements. If the Parties are unable to agree on a fee within 30 days after the filing of the request for arbitration, then the fee shall be established by the BCIAC Rules. The Parties further stipulate that the administrative charge shall be a reasonable average hourly rate agreed by the Parties for the services of the BCIAC personnel administering the arbitration, plus a reasonable percentage (not to exceed 10%) for overhead, plus reasonable disbursements. Failing an agreement of the Parties within 30 days of the request for arbitration, the charge will be determined by the BCIAC. If any Party refuses to arbitrate or institutes any proceeding to stay or enjoin arbitration, the other Parties shall be awarded reimbursement of all expenses and legal fees incurred in connection with any such proceeding to stay or enjoin arbitration.

     11.3 The decision of the arbitrator shall be in writing and signed by the arbitrator and shall be final and binding upon the Parties as to any question or questions so submitted to arbitration.

     11.4 Unless otherwise determined by the arbitrator, the compensation and expenses of such arbitrator shall be paid as follows:

     (a) if the matter in dispute is determined against a Party, the compensation and expenses shall be paid by that Party;

     (b) if the matter in dispute is determined partly in favour of one Party and partly in favour of another Party or Parties the compensation and expenses shall be allocated among the Parties to the dispute in the same proportions, as nearly as possible, as the arbitrator's determination of the dispute; and

     (c) if the matter is determined otherwise that in the foregoing manner, the compensation and expenses shall be paid in equal proportions by the Parties involved in the dispute.

                                   ARTICLE 12
                                 FORCE MAJEURE

     12.1 Time shall be of the essence of this Agreement, provided, however, that the time or times within which any right hereunder may be exercised shall be extended by a period of time equal to all periods of time during which the Parties or their respective representatives, agents, contractors or employees are prevented or seriously impeded in doing any Work or performing any obligation hereunder by reason of any event of force majeure, which events shall include but shall not be limited to fire; power shortage, strike, lockout or other labour dispute; inability to obtain suitable machinery or labour; inability to arrange access to the Mining Property; inability or delay in obtaining permits or licenses, inability to arrange or unavailability of any transportation services, facilities or equipment; wars, riots or civil disorders; Acts of God or the enemies of the United States of America; governmental, whether Federal, State or Borough, laws, regulations or requirements; or any other cause beyond the reasonable control of the Parties or their respective representatives, agents, contractors or employees. The settling of labour disputes shall for the purposes of this paragraph be deemed to be beyond the control of the Parties and their respective representatives, agents, contractors, subcontractors or employees and nothing herein contained shall place any obligation upon them to settle any labour dispute. The payment of monies from one Party to another Party shall be deemed to be within the reasonable control of the Parties and the lack of funds for such payments shall not be considered an event of force majeure.

     12.2 Any Party hereto claiming suspension of its obligations, as aforesaid, shall promptly notify the other Parties to that effect and shall take all reasonable steps to remove or remedy the cause and effect of the force majeure described in the said notice in so far as it is reasonably able to do so and as soon as possible; provided the terms of settlement of all labour disturbances or disputes, strikes or lockouts, shall be wholly in the discretion of the Party claiming suspension of its obligations by reason thereof; and that Party shall not be required to accede to the demands of its opponents in any such labour disturbance or dispute, strike or lockout solely to remedy or remove the force majeure thereby constituted.

     12.3 The extension of time for observance of conditions or performance of obligations as a result of force majeure shall not relieve Silverado from its obligations to keep the Mining Property in good standing.

                                   ARTICLE 13
                                    GENERAL

     13.1 Each Party shall, from time to time, and at all times, perform all acts and execute and deliver the deeds and documents and give such assurances as are reasonably required in order to perform, carry out, and give effect to the terms of this Agreement.

     13.2 A waiver of any breach of a provision of this Agreement shall not be binding upon a Party unless the waiver is in writing and such waiver shall not affect such Party's rights in respect of any subsequent breach.

     13.3 All terms and provisions of this Agreement shall run with and be binding upon the lands and estates affected thereby during the term hereof.

     13.4 The terms of this Agreement expresses and constitutes the entire agreement between the Parties

     13.5 Save as aforesaid, this Agreement supersedes and replaces all previous agreements, whether written or oral, between the Parties in respect of the Mining Property.

     13.6 This Agreement shall be governed by and construed in accordance with the laws of the state of Alaska and the federal laws of the United States of American applicable therein.

     13.6 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and their permitted assigns.

IN WITNESS WHEREOF, the Parties hereto have entered into this Agreement effective as of the day and year first above written.

LA TEKO RESOURCES LTD.                LA TEKO RESOURCES, INC.

/s/ Gerald G. Carlson                 /s/ Gerald G. Carlson
Authorized Signatory                  Authorized Signatory

SILVERADO GOLD MINES LTD.             SILVERADO GOLD MINES INC.

/s/ Garry L. Anselmo                  /s/ Garry L. Anselmo
Authorized Signatory                  Authorized Signatory

                                  SCHEDULE "A"

     This is SCHEDULE "A" to the Option Agreement dated as of December 19, 1997 between LA TEKO RESOURCES LTD., LA TEKO RESOURCES, INC., SILVERADO GOLD MINES LTD. and SILVERADO GOLD MINES INC.


LIST OF CLAIMS

                       SCHEDULE "A''RYAN LODE MINES, INC.
                       LAND STATUS AS OF 3 FEBRUARY, 1997


Claim Group                Location                 Claim Owner
------------------         ---------------------    -----------------
Ryan Lode-Patented         T1N, R2W, Sec 4, 5, 8    Sarah Bartholomae

Ryan Lode Claim            TIN, R2W, Sec. 32,33     P.O. Box 2701
 Block-Unpatented          Fairbanks Median         Orange, CA 92669


Blue Bird Group            T1S, R2W, Sec. 4, 5,8    La Teko Resources, Inc

Bar Claim Block            TIN, R2W, Sec. 32,33     180 E 2100 South
Mohawk Fractions Claim     Fairbanks Meridian       Suite 204
 Block                                              Salt Lake City, UT 84115

La Teko Fraction Group
Ace Claims

St. Patrick Group

Long Association Group


Note: These claims are overlapped by ADL558408 through ADL558423, presently held by La Teko Resources, Inc


Table 1:  Ryan Lode Claim Block      Table 2:  Ryan Lode Claim
     Unpatented Federal Claims       Block  Patented Federal
--------------------------------     ------------------------------
Claim Name         Serial Number     Claim Name       Serial Number
----------         -------------     ----------       -------------
                                     Ijim             MS0826

Balboa             FF061654          Eva              MS0826

Bartholomae        FF061656          Edna             MS0826
Extension

Comet              FF061657          Ryan No. 1       MS0826

Comet Fraction     FF061658          Montie           MS0826

Curlew Extension   FF061659          Gem              MS1602

Evadna             FF061660          Ryan No. 2       MS1603

The Golden Queen   FF061661          XLCR             MS1603

Iving              FF061662          Curlew           MS2230

Little Eva No. 2   FF061663          Combination      MS2230

McDonald           FF061664

Merion             FF061665
Merion Extension   FF061666

Olga               FF061667

Rose Quartz        FF061668

Democrat           FF061670
Association


Table 3: La Teko Fraction Group-State Claims
----------------------------------------------
Claim Name:                      Serial Number
-------------------              -------------
La Teko Fraction #1              ADL558395

La Teko Fraction # 2             ADL550396

La Teko Fraction # 3             ADL558397

La Teko Fraction # 4             ADL558398

La Teko Fraction # 5             ADL558399

La Teko Fraction # 6             ADL558400

La Teko Fraction # 7             ADL558401

La Teko Fraction # 8             ADL558402

La Teko Fraction # 9             ADL558403

La Teko Fraction # 10            ADL558404

La Teko Fraction # 11            ADL558405

La Teko Fraction # 12            ADL558406

La Teko Fraction # 13            ADL558407

Table 4 Long Association Federal Patented Placer
------------------------------------------------
Claim Name:                      Serial Number
----------------                 ---------------
Long Association                 MS 847


Table 5 Blue Bird Group Patented Federal Claims
-----------------------------------------------
Claim Name:                      Serial Number
----------------                 --------------
Bluebird                         MS2170

Bluebird   Fraction              MS2170


Table 6 Bar Claim Block State Claims
-----------------------------------------------
Claim Name:                      Serial Number
-----------------                --------------
Bar #1                           ADL509257

Bar #2                           ADL509258

Bar #3                           ADL509259

Bar #4                           ADL50926O

Bar #5                           ADL509261

Bar #6                           ADL523236

Bar Fraction #7                  ADL558394


Table 7 St. Patrick Group-State Mining Claims
-----------------------------------------------
Claim Name:                      Serial Number
-----------------                --------------
St Patrick #1                    ADL308083

St Patrick #2                    ADL308084

St. Patrick #3                   ADL308085

St Patrick #4                    ADL308086


Table 8 Mohawk Fractions Group-State Claims
-----------------------------------------------
Claim Name:                      Serial Number
-----------------                --------------
Mohawk #4                        ADL557975

Mohawk #5                        ADL557976

Mohawk #6                        ADL557977

Mohawk #7                        ADL558098

Mohawk #8                        ADL558389

Mohawk #9                        ADL558390

Mohawk #10*                      ADL558391*

Mohawk #11*                      ADL558392*

Mohawk #13                       ADL558393


Table 9 Ace Claims- State Claims
-----------------------------------------------
Claim Name:                      Serial Number
-----------------                --------------
Ace #22                          ADL500119

Ace #23                          ADL500120

* Quit claim deed executed by La Teko Resources Inc.  November 28, 1997

    SCHEDULE "B"Copies of Underlying Agreements and Permitted Encumbrances.
                                  [Omitted]